CrowdCheck Law LLP

700 12th Street NW, Suite 700

Washington, DC 20005

September 14, 2022

Board of Directors

Boxabl, Inc.

5345 E. N. Belt Road

North Las Vegas, NV 89115

To the Board of Directors:

We are acting as counsel to Boxabl, Inc. (the “Company”) with respect to the preparation and filing of a post-qualification offering statement on Form 1-A. The post-qualification offering statement covers the contemplated issuance of (i) up to 81,062,500 shares of the Company’s Non-Voting Series A-2 Preferred Stock, along with up to 81,062,500 shares of the Company’s Common Stock into which those shares would convert; (ii) up to 759,493 shares of the Company’s Non-Voting Series A-1 Preferred Stock, along with up to 759,493 shares of the Company’s Common Stock into which those shares would convert; (iii) up to 6,428,571 shares of Non-Voting Series A Preferred Stock, along with up to 6,428,571 shares of the Company’s Common Stock into which those shares would convert; and (iv) up to 12,500,000 shares of the Company’s Common Stock to be sold by selling securityholders following receipt of gross proceeds of at least $15,000,000 in the offering contemplated by the offering statement.

In connection with the opinion contained herein, we have examined the post-qualification offering statement, qualified offering statement as well as pre-qualification amendments, the articles of incorporation (as amended) and bylaws, the resolutions of the Company’s board of directors and stockholders, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing, we are of the opinion that the shares of Non-Voting Series A-2 Preferred Stock, Non-Voting Series A-1 Preferred Stock, Non-Voting Series A Preferred Stock, and Common Stock into which those shares of Preferred Stock may convert, as well as the Common Stock of the selling securityholders being sold pursuant to the offering statement are duly authorized and will be, when issued in the manner described in the post-qualification offering statement, legally and validly issued, fully paid and non-assessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We further consent to the use of this opinion as an exhibit to the offering statement.

Yours truly,

/s/ CrowdCheck Law, LLP

AS